Exhibit I

Transactions in L Shares

Reporting Person	Date of Transaction	Type	Number of Shares	Price Per Share ($)[1]	Where/How Transaction Effected
AT&T International, Inc.	05/07/13	Sale	20,000,000	1.0903	Open Market/Broker
AT&T International, Inc.	05/08/13	Sale	30,000,000	1.0878	Open Market/Broker
AT&T International, Inc.	05/09/13	Sale	35,000,000	1.0696	Open Market/Broker
AT&T International, Inc.	05/10/13	Sale	45,000,000	1.0510	Open Market/Broker
AT&T International, Inc.	05/13/13	Sale	60,000,000	1.0550	Open Market/Broker
AT&T International, Inc.	05/14/13	Sale	60,000,000	1.0475	Open Market/Broker
AT&T International, Inc.	05/15/13	Sale	60,000,000	1.0516	Open Market/Broker
AT&T International, Inc.	05/16/13	Sale	50,000,000	1.0436	Open Market/Broker
AT&T International, Inc.	05/17/13	Sale	60,000,000	1.0372	Open Market/Broker
AT&T International, Inc.	05/20/13	Sale	30,000,000	1.0322	Open Market/Broker
AT&T International, Inc.	05/23/13	Sale	10,000,000	1.0082	Open Market/Broker
AT&T International, Inc.	05/24/13	Sale	10,000,000	0.9984	Open Market/Broker
AT&T International, Inc.	05/27/13	Sale	10,000,000	0.9990	Open Market/Broker
AT&T International, Inc.	05/28/13	Sale	10,000,000	1.0000	Open Market/Broker
AT&T International, Inc.	05/29/13	Sale	10,000,000	0.9913	Open Market/Broker
AT&T International, Inc.	05/31/13	Sale	30,000,000	1.0057	Open Market/Broker
AT&T International, Inc.	06/04/13	Sale	10,000,000	0.9932	Open Market/Broker

[1]	The reported prices listed below represent the weighted average prices at which the amount of shares listed in each row were sold (full detailed information regarding the shares sold and the corresponding prices will be provided upon request). The reported prices reflect conversion into U.S. dollars at the peso/dollar exchange ratio on such date based on publicly reported spot rates.